UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2010 (August 26, 2010)

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18632	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

(949) 699-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2010 (the “Execution Date”), The Wet Seal, Inc. (the “Company”) and Edmond S. Thomas, the Company’s President and Chief Executive Officer, entered into a Transition Agreement and Release (the “Transition Agreement”), setting forth the terms of Mr. Thomas’ continued employment by the Company following the expiration of his current employment agreement (the “Employment Agreement”) on October 8, 2010 (the “Employment Agreement Expiration Date”).

Pursuant to the terms of the Transition Agreement, Mr. Thomas has agreed to (a) undertake such duties and projects as reasonably requested by the Company’s Board of Directors (the “Board”), (b) assist in the Company’s search for a successor and (c) ensure an orderly and complete transition of his duties as President and Chief Executive Officer of the Company to any such successor appointed by the Board.

Mr. Thomas’ term of employment under the Transition Agreement (the “Transition Period”) will begin on October 9, 2010 (the “Effective Date”), provided that Mr. Thomas has been continuously employed by the Company and has signed a release releasing the Company from all claims by Mr. Thomas, each as of the Employment Agreement Expiration Date. The Transition Agreement expires on February 8, 2011 (the “Transition Period Expiration Date”) and may be terminated by the Company at any time before or after the Effective Date, subject to the payment obligations described below.

The Transition Agreement provides that Mr. Thomas will receive the following during his employment (a) his current annual base salary of $750,000, pro rated for the duration of the Transition Period that he is employed and (b) a cash payment of $750,000 (the “Transition Payment”), payable in six equal monthly installments beginning on the 30th day following the Transition Period Expiration Date or, if Mr. Thomas is terminated by the Company without “Cause” (as defined under the terms of the Transition Agreement), the termination of his employment. In addition to the foregoing, Mr. Thomas shall be eligible to receive his 2010 fiscal year bonus based upon the terms and conditions set forth in the Company’s previously approved 2010 Corporate CEO Incentive Plan. If Mr. Thomas is terminated by the Company for any reason or he dies during the Transition Period, he will be entitled to receive his 2010 fiscal year bonus, pro rated for the duration of his employment during fiscal year 2010. In addition, the 33,334 outstanding unvested stock options that were granted under that certain Stock Option Agreement between the Company and Mr. Thomas that were scheduled to vest on March 7, 2011 will now vest on the Transition Period Expiration Date; provided that Mr. Thomas remains employed by the Company on such date.

Mr. Thomas will be entitled to participate in all employee benefit plans or programs of the Company, generally available to any of its senior level executive employees.

The foregoing is a summary of the terms of the Transition Agreement and is qualified in its entirety by the full Transition Agreement which is filed herewith as Exhibit 10.1.

***

On August 26, 2010, the Company promoted and continues to employ Jon C. Kubo as the Company’s Senior Vice President E Commerce and Chief Information Officer and entered into a new Employment Agreement (the “Employment Agreement”) setting forth the terms of Mr. Kubo’s employment with the Company, effective as of August 26, 2010 (the “Effective Date”).

The Employment Agreement sets forth the terms of Mr. Kubo’s employment, including: (i) a base salary of $340,000, (ii) an annual performance bonus to be paid in accordance with the Company’s incentive plan, with a target award of 40% of Mr. Kubo’s base salary and (iii) a promotion bonus of $50,000, payable in cash in two installments as follows: (a) $25,000 on the Effective Date, and (b) $25,000 on the first anniversary of the Effective Date, provided that, Executive is employed by the Company on each such payment date and has not tendered notice of his resignation and is further subject to additional clawback provisions set forth in the Agreement.

In the event Mr. Kubo is terminated without “Cause” (as defined in the Employment Agreement) or he terminates his employment for “Good Reason” (as defined in the Employment Agreement) within the first three years of the Effective Date, he shall be entitled to receive a severance payment equivalent to 50% of his base salary. This severance payment will be paid in equal bimonthly installments payable over six months. In the event Mr. Kubo’s employment is terminated with Cause within three years of his employment, or with or without Cause on or after the third anniversary of the Effective Date, Mr. Kubo will not be entitled to severance pay.

On the Effective Date, Mr. Kubo was granted options to acquire up to 75,000 shares of Class A common stock of the Company. The options have been priced at $3.15 which is the greater of (x) the closing price on the Effective Date and (y) the volume weighted average 30 day market price of the Class A stock ending on and including the Effective Date. The options will vest in equal tranches beginning on the first anniversary of the Effective Date. The options granted to Mr. Kubo shall be subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan, as amended, and the related award agreements.

Mr. Kubo will be entitled to participate in all employee benefit plans or programs of the Company, generally available to any of its senior level executive employees.

The foregoing is a summary of the terms of the Employment Agreement and is qualified in its entirety by the full Employment Agreement which is filed herewith as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

10.1    Transition Agreement and Release between the Company and Edmond S. Thomas, dated as of August 30, 2010.

10.2    Employment Agreement between the Company and Jon C. Kubo, dated as of August 26, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Wet Seal, Inc.

Dated: August 30, 2010	By:	/s/ Steven H. Benrubi
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Transition Agreement and Release between the Company and Edmond S. Thomas, dated as of August 30, 2010.

10.2	Employment Agreement between the Company and Jon C. Kubo, dated as of August 26, 2010.